Rothschild Asset Management Inc.

Code of Ethics

Amended August 2015

Statement of the Firm’s Code of Conduct

High ethical standards are essential for the success of Rothschild Asset Management Inc. (the “Firm”) and to maintain the confidence of the Firm’s clients. The Firm’s long-term business interests are best served by adherence to the principle that the interests of the Firm’s clients come first. The Firm has a fiduciary duty to its clients to act solely for their benefit. All employees (“Employees”), officers and directors of the Firm, must put the interests of the Firm’s clients before their own personal interests and must act honestly and fairly in all respects. All Employees must also comply with all federal securities laws. In recognition of the Firm’s fiduciary duty to its clients and the Firm’s desire to maintain the highest level of ethical standards, the Firm has adopted this Code of Ethics (the “Code”).

This Code is not intended to provide a complete description of the legal and ethical obligations of the Firm or its Employees and cannot be relied upon as such. In situations where the proper course of conduct is not clear, or whenever there is a question as to the propriety of a particular course of conduct or the interpretation of the Firm’s policies and procedures, the Chief Compliance Officer, along with members of the Firm’s senior management, as appropriate, should be consulted. The Firm has assigned primary responsibility for the administration, oversight and enforcement of this Code to the Management Committee and Chief Compliance Officer. The Firm has adopted Compliance Science, a third party web-based compliance program to administer the forms, certifications and pre-clearance items under the Code.

It is the responsibility of every Access Person (as defined below) to act in furtherance of this Code. Failure of an Access Person to comply with this Code may result in criminal and civil penalties as well as disciplinary action up to and including disgorgement of profits and termination of employment.

Definitions

“Access Person” means

• all employees and officers of the Firm, and

• any directors of the Firm, employees of the Firm’s affiliates and contracted staff who are subject to the supervision and control of the Firm who either (a) have access to nonpublic information regarding any clients’ purchase or sale of securities, or portfolio holdings or (b) are involved in providing investment advisory services to clients.

“Beneficial Ownership” includes any ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise,

has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

“Covered Security” includes:

• any stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act of 1940, as amended;

• any derivative, commodities, options or forward contracts relating to a Covered Security; and

• shares of closed-end investment companies.

Covered Security specifically does not include:

• shares of open-end mutual funds

• shares of “exchange traded funds” (ETFs), whether organized as open-end mutual funds or unit investment trusts that are invested exclusively in one or more open-end funds;

• direct obligations of the federal, state and local government of the United States;

• shares issued by money market funds (domiciled inside or outside the United States);

• bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

• shares of foreign unit trusts and foreign mutual funds; and

• interests in Firm-sponsored investment funds.

“Immediate Family Members” means any of the following family members who live in an Access Person’s household: adult children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom the employee has an adoptive or “in-law” relationship.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

“Personal Account” means any account that may hold Covered Securities:

• in which an Access Person has any Beneficial Ownership;

• maintained by or for an Access Person’s spouse (other than a legally separated or divorced spouse) or minor children;

• maintained by or for any Immediate Family Members;

• maintained by or for any persons to whom the Access Person provides primary financial support, and either (a) whose financial affairs the Access Person controls, or (b) for whom the Access Person provides discretionary advisory services;

• maintained by or for any partnership, corporation, company or other entity in which an Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control; and

• 401(k) accounts, 529 college savings accounts and variable life insurance accounts.

“Reportable Funds” means any open-end mutual funds and ETFs advised or sub- advised by the Firm or open-end mutual funds and ETFs whose adviser, sub-adviser or principal underwriter controls, is controlled by or is under common control with the Firm.

Persons Subject to the Code

All Access Persons are subject to the Code. At the current time, employees of affiliate Rothschild Inc.’s compliance and IT departments who have access to the Firm’s proprietary information are treated as Access Persons for purposes of the Code. The Compliance Department will periodically review the level of access to the Firm’s proprietary information by employees of Rothschild Inc. and other affiliates of the Firm to determine whether any additional employees should be treated as Access Persons.

Regulatory Environment and Standards of Conduct

In conducting the Firm’s business, the Firm and its Employees must comply at all times with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as well as applicable provisions and rules under the laws of the various states and other jurisdictions where the Firm does business or has clients. In addition, when managing accounts of employee benefit plans subject to ERISA and individual retirement accounts, the Firm must comply with all applicable provisions of ERISA, the Internal Revenue Code of 1986, and applicable rules thereunder.

In addition to the specific regulatory requirements that apply to the Firm’s business as an investment adviser, the Firm and its Access Persons are subject to the broad anti-fraud provisions of the federal securities laws. Under these provisions, the Firm and its Access Persons are prohibited from engaging in the following, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client or the Mutual Funds:

• employing any device, scheme or artifice to defraud a client or prospective client;

• making any untrue statement of a material fact to a client or omitting to state a material fact necessary to make the statement made to a client, in light of the circumstances under which they are made, not misleading;

• engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client or prospective client; or

• engaging in any practice or course of business which is fraudulent, deceptive or manipulative with respect to a client.

To the extent applicable, the Firm has adopted and abides by the CFA Institute’s Code of

Ethics & Standards of Professional Conduct (the “CFA Code of Ethics”).

The Firm has adopted the following standards of conduct when dealing with clients and prospective clients:

• No client may be favored over another. All clients must be treated fairly and equitably.

• No Access Person may guarantee a client against losses with respect to any securities transactions or investment strategies. No guarantee may be made that a specific level of performance will be achieved or exceeded. Any mention of past performance must include a statement that it does not necessarily indicate future results. Client testimonials are not permitted.

• No Access Person may give or offer any legal or tax advice to any client regardless of whether the Access Person offering such advice is qualified to do so. All requests for such advice should be referred to the Chief Executive Officer and the Chief Compliance Officer.

• No Access Person may borrow funds or securities from, or lend funds or securities to, any client of the Firm without the written approval of the Chief Executive Officer and the Chief Compliance Officer.

• No Access Person may act as custodian of securities, money, or other funds or property of a client or act or serve as a trustee of a client.

Reporting Requirements for Access Persons

Initial Holdings Report: Access Persons shall submit via Compliance Science a report of all personal security holdings, no later than 10 days after the person becomes an Access Person. The information in the report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The report must contain the following information:

•	The title, number of shares and principal amount of each security, including shares of a Reportable Fund in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

•	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

• The date that the report is submitted by the Access Person.

Quarterly Transaction Reports: Access Persons shall submit via Compliance Science a report, no later than 30 days after the end of a calendar quarter, which contains the following information:

Transactions: Access Persons shall report the following information concerning any transaction during the quarter in any security, including shares of a Reportable Fund, in which the Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was affected;

•	The name of the broker, dealer or bank with or through which the transaction was affected; and

•	The date the report is submitted by the Access Person.

Pursuant to the Firm’s Personal Trading Policies and Procedures, Access Persons are generally prohibited from trading Covered Securities in Personal Accounts (see the section entitled “General Prohibition on Personal Trading of Covered Securities” in the Personal Trading Policies and Procedures of the Firm’s Compliance Manual and Code of Ethics).

Accounts: Access Persons shall report the following information concerning any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

• The name of the broker, dealer or bank with whom the Access person established the account;

• The date the account was established; and

• The date that the report is submitted by the Access Person.

Annual Holdings Reports: Access Persons shall submit via Compliance Science a report of all personal security holdings within 30 days after the end of each calendar year. The information in the report must be current as of a date no more than 30 days prior to the date the report is submitted. The report must contain the following information:

•	The title, number of shares and principal amount of each security, including shares of a Reportable Fund, in which the Access Person had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

Annual Written Report to the Board of Trustees

The Firm will furnish the Board of Trustees (the “Board”) with a written report, on an annual basis, which:

•	Describes any issues arising under this Code or its procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

•	Certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Recordkeeping

The Firm maintains records in the manner and to the extent detailed below at its principal place of business. These records are available to the Securities and Exchange Commission (the “Commission”) or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

•	A copy of each Code of Ethics for the Firm that is in effect, or at any time within the past six years was in effect, will be maintained in an easily accessible place;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, will be maintained in an easily accessible place for at least six years after the end of the fiscal year in which the violation occurred;

•	A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the reports, must be maintained for at least six years after the end of the fiscal year in which the reports was made or the information was provided, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past six years, who are or were required to make reports under the Code of Ethics, or who are or were responsible for reviewing the reports, will be maintained in an easily accessible place;

•	A copy of each annual written report to the Board of Trustees, as required by this Code, will be maintained for at least six years after the end of the fiscal year in which it was made, and the first two years in an easily accessible place; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Initial Public Offerings (“IPOs”) and Limited Offerings.

Policies and Procedures to Ensure Compliance with the Code

The Firm has established the following policies and procedures to ensure that the Firm and its Employees comply with the standards of the Code.

Personal Trading Policies and Procedures: The Firm has adopted Personal Trading Policies and Procedures as part of this Code in order to ensure that any personal securities transactions by Access Persons and certain other covered persons are conducted in a manner consistent with the standards of the Code.

Outside Business Activities and Financial Interests: The Firm has adopted Outside Business Activity and Financial Interest Policies and Procedures as part of this Code in order that outside business activities and financial interests of Access Persons are conducted in a manner consistent with the standards of the Code.

Gifts and Entertainment: The Firm has adopted Gifts and Entertainment Policies and Procedures as part of this Code in order to ensure that the giving and receipt of gifts and entertainment by the Firm and its Access Persons are conducted in a manner consistent with the standards of the Code.

Political Contributions: The Firm has adopted Policies and Procedures against Pay-to- Play Practices as part of this Code in order to ensure that political contributions made by the Firm or its Access Persons comply with all statutory and regulatory requirements.

Prevention of Insider Trading: The Firm has adopted Policies and Procedures to Prevent Insider Trading as part of this Code in order to educate and prevent the Firm and its Access Persons from trading or inducing others to trade on the basis material non-public information.

Protection of Confidential Information: The Firm has adopted Policies and Procedures for the Use of Confidential Information (included in the Manual) in order to protect and prevent the misuse of confidential information. In particular, Access Persons are prohibited from disclosing nonpublic information with respect to client portfolios and trading activities, including the portfolios and trading activities of Mutual Funds.

Personal Use of Firm Funds or Property: No Employee may take or permit any other Employee to take for his personal use any funds or property belonging to the Firm. Misappropriation of Firm funds or property is theft and, in addition to subjecting an Employee to possible criminal and civil penalties, may result in disciplinary action up to and including termination of employment.

Payments to Labor Organizations and Related Parties: Payments made in connection with a labor organization must be reported to the Chief Executive Officer and the Chief Compliance Officer to ensure appropriate reporting on Department of Labor Form LM-10. Employees should refer to the Firm’s Form LM-10 Analysis and Procedures.

Oversight of the Code

•	Acknowledgment: The Chief Compliance Officer will annually distribute a copy of the Code to all Access Persons. The Chief Compliance Officer will also distribute promptly all amendments to the Code. All Access Persons are required annually to sign and acknowledge their receipt of the Code. New Access Persons are required to sign and acknowledge their receipt of the Code upon their becoming an Access Person.

•	Notifying Access Persons of Reporting Requirements: The Chief Compliance Officer will identify all Access Persons who are required to make reports under this Code and notify Access Persons of their reporting obligations.

•	Reviewing Reports: The Compliance Department will review all reports submitted by Access Persons pursuant to this Code. The Chief Executive Officer will review all reports submitted by the Chief Compliance Officer pursuant to this Code.

•	Authority to Exempt Transactions: The Chief Compliance Officer has the authority to exempt an Access Person from the provisions of this Code if the Chief Compliance Officer independently, or in consultation with members of the Firm's senior management, determines that such exemption would not be against any interests of any of the Firm's clients and in accordance with applicable law. The Chief Compliance Officer will document any exemptions granted, describing the circumstances and reasons for the exemption.

•	Reporting Breaches of the Code: Any Access Person who becomes aware of information relating to any violation of this Code, any illegal or unethical behavior by the Firm or its Access Persons or has any doubt as to the propriety of any activity, must immediately report the matter to the Chief Compliance Officer.

•	Sanctions: Upon determining that a violation of this Code has occurred, members of the Firm’s senior management, in consultation with the Chief Compliance Officer, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment, regulatory disciplinary actions, and criminal or civil penalties.

•	ADV Disclosure: The Chief Compliance Officer will ensure that the Firm’s Form ADV describes the Code and its associated policies and procedures and that the Firm provides a copy of this Code to any client or prospective client.